EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                          RIVERSIDE THERAPEUTICS, INC.

      FIRST: The name of this corporation shall be: Riverside Therapeutics, Inc.

      SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

      THIRD: The purpose or purposes of the corporation shall be:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is:

      Fifty million (50,000,000) of which:
      Forty-five million (45,000,000) shall be common stock with a par value of .001. Five million (5,000,000) shall be preferred stock with a par value of .001

      FIFTH: The name and address of the incorporator is as follows:

                                       Stephen C. Rocamboli
                                       C/O Paramount BioCapital Investments, LLC
                                       787 Seventh Avenue, 48th Floor
                                       New York NY 10019

      SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

      IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 6th of May 2004.



                                               /s/ Stephen C. Rocamboli
                                               ---------------------------------
                                               Stephen C. Rocamboli
                                               Incorporator